SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): July 22, 2003
                                                 -------------------------------


                                The Stanley Works
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


 Connecticut                      1-5244                 06-0548860
----------------              ----------------         -------------------------
(State or other               (Commission              (IRS Employer
jurisdiction of                File Number)             Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
--------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code:(860) 225-5111
                                                   -----------------------------



                         Not Applicable
--------------------------------------------------------------------------------
 (Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 3
                                 Page 1 of 15 Pages

Item 7          Financial Statements and Exhibits.

   (c) 20(i)    Press Release dated July 22, 2003 announcing second quarter
                2003 results and providing third quarter and full year 2003 guidance.

   (c) 20(ii)   Cautionary Statements relating to forward looking statements included in Exhibit 20(i).


Item 9.         Regulation FD Disclosure.

                The following information is being furnished under both Item 9 and Item 12 of Form 8-K. In a press release attached to this 8-K, the company reported its results for the Second Quarter of 2003 and providing third quarter and full year 2003 guidance.







                                Page 2 of 15 Pages

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                            THE STANLEY WORKS



Date:  July 22, 2003   By:   /s/ Bruce H. Beatt
     ---------------   --------------------------------
                       Name:  Bruce H. Beatt
                       Title: Vice President, General
                              Counsel and Secretary





                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                               Dated July 22, 2003



                              Exhibit No.   Page
                              -----------   ----

                               20(i)          4

                               20(ii)        15














                                 Page 3 of 15 Pages

                                                                  Exhibit 20 (i)
FOR IMMEDIATE RELEASE

Stanley Works Reports Second Quarter Results

Earnings Consistent With Management Forecasts

New Britain, Connecticut, July 22, 2003. The Stanley Works (NYSE: SWK) announced that second quarter 2003 net income was $12 million (14 cents per fully-diluted share) compared with $63 million (72 cents per fully-diluted share) last year, and within the range of company estimates of 10-40 cents provided May 8.

This result included $48 million (38 cents per fully diluted share) of pre-tax restructuring costs, impairment charges, other exit costs and certain one-time expenses related to its CEO's previously announced retirement. Aside from such costs, earnings per fully diluted share were 52 cents, at the upper end of the company's estimate of 48-52 cents.

Reported results for the second quarter and first six months of 2003 and 2002 are supplemented with related amounts and percentages that exclude restructuring costs, impairment charges, other exit costs, one-time executive retirement costs and a 2002 pension gain. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that are not indicative of fundamental changes in the company's earnings capacity. A full reconciliation with reported amounts is included on pages 8-9.

Net sales were $700 million, up 8% over last year and slightly above expectations. Exclusive of the Best Access Systems acquisition, sales declined 2% with currency adding 4%. Sales in the consumer channel decreased due to continued customer inventory reductions and the carryover impact of a lost region of a major customer in entry doors that occurred in the fourth quarter of 2002. In addition, soft market conditions in the industrial channels continued, and the closure of the Mac Direct model began to be felt.

                               Page 4 of 15 Pages

Operating cash flow was $64 million versus $84 million last year. On a year-to-date basis, operating cash flow was $116 million versus $105 million in 2002, and free cash flow (cash from operations less capital expenditures) of $101 million was 37% higher than the first half of last year.

The company recently repurchased 3.9 million shares of common stock and agreed to settle the remainder of its equity hedge via the repurchase of 4.1 million shares over the next four years. The effects of these second quarter actions plus a settlement resulting in the receipt of .4 million shares from the hedge banks, were increased debt of $213 million and a 9.5% reduction of outstanding shares. Using cash repatriated from foreign locations and operating cash flows, $55 million of debt was repaid and, thus, total debt increased by $158 million.

Second quarter 2003 gross margin was $231 million, or 33.0% of sales, versus $223 million in the prior year. This included $3 million of impairment charges and other exit costs related to the termination of Mac Direct. Aside from such costs, gross margin was 33.5% versus 34.4% last year.

Selling, general and administrative ("SG&A") expenses of $174 million were $39 million above second quarter 2002 levels. Included in 2003 costs are $12 million relating primarily to the exiting of Mac Direct and $8 million of compensation recorded in connection with the retirement of the company's CEO. Such retirement expenses were comprised of severance and pension as specified in an employment contract entered into in 2000.

Aside from the aforementioned Mac Direct exit and executive retirement costs, SG&A expenses were $154 million, or 22.0% of sales, versus $127 million, or 19.5% of sales (exclusive of certain non-recurring charges last year), reflecting the inclusion of Best Access Systems. On the same basis SG&A expenses were $8 million and 230 basis points lower than the first quarter of 2003, reflecting the benefits of Operation 15 actions.

Resulting operating income was $57 million versus $88 million last year. Operating margins, aside from the retirement, impairment and other exit costs referred to above, were 11.5% versus 14.9% last year and 9.0% in the first quarter of 2003 on volume leverage, the strength of Best Access Systems performance, and the early-stage benefits of Operation 15. Specifically, the organization streamlining and exit of Mac Direct were completed with employment reductions of just over 800 people.

                               Page 5 of 15 Pages

John M. Trani, Chairman and Chief Executive Officer commented: "Our people executed the second quarter Operation 15 actions very well. We came very close to our 12% operating margin objective. Operation 15 is on track to deliver $100 million of annual savings, and the 15% rate depends, to a large extent, on sales volume."

Tools operating margins were 5.0% versus 13.2% last year. Excluding impairment and exit charges, Tools operating margins of 9.3% improved 60 basis points over the first quarter of 2003 due to the impact of Operation 15. Tools sales decreased 3% to $481 million due principally to weak consumer sales and the exit of Mac Direct. Lower volume, pricing pressures and commodity cost inflation were the principal causes of the lower margin versus 2002.

Doors operating margins were 15.1% versus 14.7% last year. Excluding impairment and exit charges, Doors margins of 16.1% improved 640 basis points over the 9.7% realized in the first quarter due to growth in Access Solutions and Operation 15 actions. Doors sales increased 43% to $219 million, but organic sales declined 4% as weakness in consumer doors more than offset growth in Access Technologies. Door Systems were adversely affected by the previously announced loss of one region of a major retail customer in addition to customer inventory reductions. Improved mix due to inclusion of Best Access Systems was primarily responsible for the margin gain versus the prior year.

A summary of pre-tax charges recorded in 2003 and referred to above follows:

                                       Second
    ($ millions)   First Quarter       Quarter          Year-To-Date
                   -------------       -------          ------------
     Op 15
      Mac Direct      $   14           $  28              $  42
      Other                -              12                 12
                          --              --                 --
      Total Op 15     $   14           $  40              $  54
     Severance             3               -                  3
     CEO Retirement        -               8                  8
                          --              --                 --
      Total           $   17           $  48              $  65

The charges pertaining to Operation 15 are within the expected range communicated during the company's May 8 analyst meeting. The company expects additional charges to be incurred in the next few quarters in connection with this profit improvement initiative.

                               Page 6 of 15 Page

Due to weaker than previously expected sales, primarily in consumer tools and entry doors, the company expects a third quarter net sales increase of only 4% over the prior year. Accordingly, earnings per fully diluted share are expected to be in the range of 39-51 cents and, aside from 12-21 cents of expected charges related to Operation 15 actions, in the range of 60-63 cents versus 62 cents last year.

Full year earnings per share are expected to approximate $1.10 per fully diluted share, with the aforementioned restructuring costs, impairment charges, other exit costs and one-time expenses charges approximating $1.10 per share. The current full-year 2003 First Call consensus of $2.20 per share appears consistent with management expectations, aside from such charges. Achievement of the stated objective of a 15% operating margin exiting 2003 requires higher sales than expected; however, the company continues to expect solid sequential operating margin gains.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:          Gerry Gould
                  Vice President - Investor Relations
                  (860) 827-3833
                  ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".

This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com.

                               Page 7 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                   Second Quarter          Year to Date
                                  ----------------       ----------------
                                    2003     2002          2003    2002
                                  -------   ------       -------  -------
NET SALES                        $ 699.7    $ 649.1     $1,365.9  $1,265.8

COSTS AND EXPENSES
  Cost of sales                    468.7      426.1        916.4    827.3
  Selling, general
   and administrative              173.8      134.9        346.1    270.0
  Interest - net                     6.7        5.9         14.7     12.3
  Other - net                       10.7      (21.0)        18.3    (18.9)
  Restructuring charges
   and asset impairments            21.9         -          25.0       -
                                 --------- ---------    --------- ---------
                                   681.8      545.9      1,320.5  1,090.7
                                 --------  ---------    --------- ---------
EARNINGS BEFORE INCOME TAXES        17.9      103.2         45.4    175.1
  Income taxes                       5.5       39.9         13.8     62.9
                                --------   ---------    --------- ---------
NET EARNINGS                     $  12.4   $   63.3     $   31.6  $ 112.2
                                 =======   =========    ========= =========


NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                          $   0.14    $ 0.74     $   0.37   $  1.31
                                 ========    ======     ========   =======

  Diluted                        $   0.14    $ 0.72     $   0.36   $  1.28
                                 ========    ======     ========   =======

DIVIDENDS PER SHARE              $   0.26    $ 0.24     $   0.51   $  0.48
                                 ========    ======     ========   =======

AVERAGE SHARES OUTSTANDING (in thousands)

     Basic                        85,555     85,822      86,407    85,677
                                  ======     ======      ======    ======

     Diluted                      86,002     88,111      86,988    87,972
                                  ======     ======      ======    ======





                                  Page 8 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                    June 28, 2003    December 28, 2002
                                    --------------   -----------------
ASSETS

  Cash and cash equivalents             $  127.7          $  121.7
  Accounts receivable                      516.1             548.0
  Inventories                              448.0             414.7
  Other current assets                     108.1             106.0
                                           -----             -----
     Total current assets                1,199.9           1,190.4
                                         -------           -------
  Property, plant and equipment            465.5             494.8
  Goodwill and other intangibles           621.6             544.9
  Other assets                             183.5             188.1
                                           -----             -----
                                        $2,470.5          $2,418.2
                                        ========          ========


LIABILITIES AND SHAREOWNERS' EQUITY

  Short-term borrowings                $   268.6          $  149.6
  Accounts payable                         248.2             260.3
  Accrued expenses                         276.9             271.0
                                           -----             -----
      Total current liabilities            793.7             680.9
                                           -----             -----
  Long-term debt                           635.0             564.3
  Other long-term liabilities              264.6             189.2
  Shareowners' equity                      777.2             983.8
                                           -----             -----
                                       $ 2,470.5          $2,418.2
                                       =========          ========







                                  Page 9 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                   Second Quarter           Year to Date
                                  ----------------       ------------------
                                    2003     2002          2003     2002
                                  -------   ------       -------  ---------
OPERATING ACTIVITIES
   Net earnings                   $  12.4   $ 63.3       $  31.6  $  112.2
   Depreciation and amortization     21.9     16.0          44.5      32.7
   Restructuring charges and
    asset impairments                21.9       -           25.0        -
   Other non-cash items              40.8    (2.6)          58.9     (17.7)
   Changes in working capital       (25.6)   12.8          (46.1)      6.9
   Changes in other operating
    assets and liabilities           (7.3)   (5.5)           1.9     (29.6)
                                     ----    ----            ---     -----
   Net cash provided by
    operating activities             64.1    84.0          115.8     104.5

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures  (7.8)  (12.5)         (15.3)    (31.2)
  Business acquisitions and
    asset disposals                   2.6     5.6          (12.3)      9.3
  Cash dividends on common stock    (21.8)  (20.5)         (44.0)    (40.9)
  Other net investing and financing
    activity                        (65.4)  (26.9)         (38.2)    (17.3)
                                    -----   -----          -----     -----
  Net cash used in investing
   and financing activities         (92.4)  (54.3)        (109.8)    (80.1)

Increase (Decrease) in Cash
   and Cash Equivalents             (28.3)   29.7            6.0      24.4

Cash and Cash Equivalents,
 Beginning of Period                156.0   109.9          121.7     115.2
                                    -----   -----          -----     -----
Cash and Cash Equivalents,
 End of Period                    $ 127.7 $ 139.6        $ 127.7  $  139.6
                                    =====   =====          =====     =====













                               Page 10 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                        Reconciliation to GAAP Earnings
                           Second Quarter 2003 vs. 2002
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                 2003                         2002
                    -----------------------------  ----------------------------
                    Excluding    (a)                Excluding   (b)
                     Charges   Charges   Reported   Charges   Charges  Reported
                    --------   -------   --------   -------   -------  --------
Net sales           $  699.7  $    -    $ 699.7    $  649.1  $    -   $  649.1
Cost of sales          465.3     3.4      468.7       426.1       -      426.1
                       -----     ---      -----       -----    -----  --------
Gross margin           234.4    (3.4)     231.0       223.0       -      223.0
                        33.5%              33.0%       34.4%              34.4%

SG&A expenses          154.2    19.6      173.8       126.5      8.4     134.9
                       -----    ----      -----       -----      ---   -------
                       22.0%              24.8%        19.5%              20.8%

Operating profit       80.2    (23.0)      57.2        96.5     (8.4)     88.1
                       11.5%                8.2%       14.9%              13.6%

Interest, net           6.7       -         6.7         5.9        -       5.9
Other, net              7.7      3.0       10.7        (2.6)   (18.4)    (21.0)
Restructuring and asset
  impairment charges     -      21.9       21.9          -         -       -
                       ----     ----      ------       -----   ------   ------
Earnings before
  income taxes         65.8    (47.9)      17.9        93.2     10.0     103.2
Income taxes           21.0    (15.5)       5.5        29.9     10.0      39.9
                       ----     ----      -----        ----     ----      ----

Net earnings        $  44.8   $(32.4)    $ 12.4      $ 63.3    $  -  $    63.3
                    =======   ======     ======      ======     ====    =======

Average shares outstanding
(diluted, in thousands) 86,002  86,002   86,002      88,111    88,111   88,111
Earnings per share
 (diluted)          $   0.52  $ (0.38)    $ 0.14     $  0.72  $  -     $ 0.72
                    ========  =======     ======     ========  ======   ======
(Continued)
                              Page 11 of 15 Pages

(Continued)

                                2003                         2002
                    -----------------------------  ----------------------------
                    Excluding    (a)                Excluding   (b)
                     Charges   Charges   Reported   Charges   Charges  Reported
                    --------   -------   --------   -------   -------  --------
BUSINESS SEGMENTS
Net sales
    Tools           $ 481.0   $     -     $ 481.0    $  496.5  $    -  $ 496.5
    Doors             218.7         -       218.7       152.6       -    152.6
                      -----   --------      -----       -----   ------   -----
    Consolidated    $ 699.7   $     -     $ 699.7     $ 649.1  $    -  $ 649.1
                    =======   ========    =======     ======== =======  ======
Operating profit
    Tools           $  44.9   $  (20.7)   $ 24.2     $   73.4  $ (7.8) $  65.6
    Doors              35.3       (2.3)     33.0         23.1    (0.6)    22.5
                       ----       ----      ----         ----    ----     ----
    Consolidated       80.2      (23.0)     57.2         96.5    (8.4)    88.1
                    -------   --------    ------     --------  ------  -------
Interest, net           6.7         -        6.7          5.9       -      5.9
Other, net              7.7        3.0      10.7         (2.6)  (18.4)   (21.0)
Restructuring and asset
  impairment charges      -       21.9      21.9            -       -        -
                    -------   ---------  --------    --------  ------- --------
Earnings before
  income taxes      $  65.8    $ (47.9)   $ 17.9     $   93.2  $ 10.0  $ 103.2
                    =======    =======    ======     ========   ======  =======

(a) Includes Operation 15 restructuring  costs, asset impairment charges,  other exit costs, and CEO retirement costs. Aggregate charges of $27.9 million arising from the exit of Mac Direct retail  channel are  classified as follows:  Cost of sales  - $3.4  million;  SG&A  -  $11.4  million;  Other,  net -  $3.0  million;
Restructuring and asset impairment  charges - $10.1 million.  In addition,  $7.5 million in  compensation  and benefit costs  associated with the CEO's announced retirement  plans.  The  $11.8  million  in  remaining  restructuring  and asset impairment charges is mainly  attributable to severance and related benefits for headcount reductions pertaining to other Operation 15 initiatives.

(b) Reflects $8.4 million for severance and related expenses associated with SG&A reductions, and $18.4 million in Other, net for the final settlement of a defined benefit pension plan.


                               Page 12 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                        Reconciliation to GAAP Earnings
                                YTD 2003 vs. 2002
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                               2003                         2002
                    -----------------------------  ----------------------------
                    Excluding    (a)                Excluding  (b)
                     Charges   Charges   Reported   Charges   Charges  Reported
                    ---------  --------  --------   --------  -------  --------
Net sales             $1,365.9   $   -   $1,365.9   $1,265.8   $   -   $1,265.8
Cost of sales            909.4      7.0     916.4      827.3       -      827.3
                         -----    -----     -----      -----   ------   -------
Gross margin             456.5     (7.0)    449.5      438.5       -      438.5
                          33.4%              32.9%      34.6%      -       34.6%
SG&A expenses            316.3     29.8     346.1      261.6      8.4     270.0
                         -----     ----     -----      -----      ---     -----
                          23.2%              25.3%      20.7%              21.3%

Operating profit         140.2    (36.8)    103.4      176.9     (8.4)    168.5
                          10.3%               7.6%      14.0%              13.3%
Interest, net             14.7       -       14.7       12.3        -      12.3
Other, net                15.3      3.0      18.3       (0.5)    (18.4)   (18.9)
Restructuring and asset
 impairment charges         -      25.0      25.0         -         -        -
                          ----     ----    ------      ------    ------   -----
Earnings before income
 taxes                   110.2    (64.8)     45.4      165.1      10.0    175.1
Income Taxes              34.5    (20.7)     13.8       52.9      10.0     62.9
                          ----    -----      ----        ----     ----     ----
Net earnings          $   75.7   $(44.1)  $  31.6    $  112.2   $   -    $112.2
                      ========   ======   =======    ========   ======   ======
Average shares outstanding
(diluted, in thousands)  86,988   86,988    86,988     87,972   87,972   87,972
Earnings per share
 (diluted)            $    0.87  $ (0.51) $   0.36    $  1.28   $   -    $ 1.28
                      =========  =======  ========    ========  ======   ======

BUSINESS SEGMENTS
Net sales
    Tools             $   948.1  $    -   $  948.1    $  974.5  $   -   $ 974.5
    Doors                 417.8       -      417.8       291.3      -     291.3
                          -----  -------   -------      ------  ------    -----
    Consolidated      $ 1,365.9  $    -   $1,365.9    $1,265.8  $   -  $1,265.8
                      =========   ======   =======    ========= ======  =======

Operating profit
    Tools             $    85.5  $ (34.5) $   51.0    $  135.2 $ (7.8) $  127.4
    Doors                  54.7     (2.3)     52.4        41.7   (0.6)     41.1
                           ----     ----      ----         ----   ----     ----
    Consolidated          140.2    (36.8)    103.4       176.9   (8.4)    168.5
                          -----    -----     -----       -----   ----     -----
Interest, net              14.7       -       14.7        12.3      -     12.3
Other, net                 15.3      3.0      18.3        (0.5) (18.4)   (18.9)
Restructuring and asset
  impairment charges         -      25.0      25.0          -       -       -
                           ----     ----    ------       -----  ------ -------
Earnings before income
  taxes               $   110.2  $ (64.8)  $  45.4    $  165.1 $  10.0 $ 175.1
                       ========  =======   =======    ========= ======= =======
(Continued)
                              Page 13 of 15 Pages

(Continued)

(a) Includes Operation 15 restructuring costs, asset impairments charges,  other exit costs, and CEO retirement costs. Aggregate charges of $41.7 million arising from the exit of Mac Direct retail  channel are  classified as follows:  Cost of sales  - $7.0  million;  SG&A  -  $21.6  million;  Other,  net -  $3.0  million;
Restructuring and asset impairment  charges - $10.1 million.  In addition,  $7.5 million in  compensation  and benefit costs  associated with the CEO's announced retirement  plans.  The  $14.9  million  in  remaining  restructuring  and asset impairment charges is mainly  attributable to severance and related benefits for headcount reductions pertaining to other Operation 15 initiatives.

(b) Reflects $8.4 million in second quarter 2002 severance and related expenses associated with SG&A reductions, and $18.4 million in Other, net for the final settlement of a defined benefit pension plan.


                                  Page 14 of 15 Pages

                                                                Exhibit 20(ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Certain statements including the statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to
(i) raise operating margins to 15% as the company exits 2003 and generate benefits of approximately $100 million annually; (ii) increase third quarter net sales 4% over the prior year and realize earnings per fully diluted share in the third quarter of 39-51 cents (60-63 cents aside from the stated charges) and
(iii) achieve full year earnings per fully diluted share of $1.10 ($2.20 per share aside from the stated charges) are forward looking and are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company's ability to realize the results described above is dependent on (i) the success of the company's efforts to decentralize its operations functions, primarily into its Tools and Access Solutions business groups; (ii) the success of the company's efforts to reduce its workforce and close certain facilities, payments related to such activities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events; (iii) the success of the company's efforts to restructure its Mac Tools organization in order to return it to profitability, including, without limitation, the company's ability to liquidate certain Mac Tools assets at a satisfactory price; (iv) the success of the company's marketing and sales efforts; (v) continued improvements in productivity and cost reductions; (vi) the continued improvement in the payment terms under which the company buys and sells goods, materials and products; (vii) the reduction of selling, general and administrative expenses as a percentage of sales; (viii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count; (ix) the company's ability to fulfill demand for its products in a timely manner; (x) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; and (xi) the company's ability to identify and engage a successor CEO on a timely basis.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include the continued consolidation of customers in consumer channels, inventory management pressures of the company's customers, changing demand for the company's products, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company's debt program, the strength of the U.S. economy and the strength of foreign currencies, including but not limited to the Euro, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The  Company   undertakes  no  obligation  to  publicly  update  or  revise  any forward-looking statements to reflect events or circumstances that may arise after the date hereof.




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